UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2019

NEWS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35769	46-2950970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 Avenue of the Americas, New York, New York 10036

(Address of principal executive offices, including zip code)

(212) 416-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	NWSA	The Nasdaq Global Select Market
Class B Common Stock, par value $0.01 per share	NWS	The Nasdaq Global Select Market
Class A Preferred Stock Purchase Rights	N/A	The Nasdaq Global Select Market
Class B Preferred Stock Purchase Rights	N/A	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Definitive Material Agreement.

On December 12, 2019, News Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, as administrative borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, BofA Securities, Inc., Citibank, N.A. and Bank of China, New York Branch, as syndication agents, and the other parties thereto.

The Credit Agreement provides for an unsecured $750,000,000 five-year revolving credit facility (the “Facility”) to the Company for general corporate purposes. The Facility has a sublimit of $100,000,000 available for issuances of letters of credit. Under the Credit Agreement, the Company may request increases in the amount of the Facility up to a maximum amount of $1,000,000,000. Subject to certain conditions stated in the Credit Agreement, the Company may borrow, prepay and reborrow amounts under the Facility during the term of the Credit Agreement. All amounts under the Credit Agreement are due on December 12, 2024, unless the commitments are terminated earlier either at the request of the Company or, if an event of default occurs, by the administrative agent at the request or with the consent of the lenders (or automatically in the case of certain bankruptcy-related events). The Company may request that the commitments be extended under certain circumstances as set forth in the Credit Agreement for up to two additional one-year periods. Additionally, interest on borrowings is based on either (a) a Eurodollar Rate formula or (b) the Base Rate formula, each as set forth in the Credit Agreement.

The Credit Agreement contains certain customary affirmative and negative covenants and events of default with customary exceptions, including limitations on the ability of the Company and the Company’s subsidiaries to engage in transactions with affiliates, incur liens, merge into or consolidate with any other entity, incur subsidiary debt or dispose of all or substantially all of its assets or all or substantially all of the stock of all subsidiaries taken as a whole. In addition, the Credit Agreement requires the Company to maintain an adjusted operating income net leverage ratio of not more than 3.0 to 1.0, subject to certain adjustments following a material acquisition, and a net interest coverage ratio of not less than 3.0 to 1.0. If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the Credit Agreement may be declared immediately due and payable.

At this time, the Company has not borrowed any funds under the Credit Agreement.

JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A. and Bank of China, New York Branch acted as joint lead arrangers and joint bookrunners in respect of the Credit Agreement, Goldman Sachs Bank USA, HSBC Securities (USA) Inc., Morgan Stanley Senior Funding, Inc., MUFG Bank, LTD. and Deutsche Bank Securities Inc. acted as joint lead arrangers in respect of the Credit Agreement, BofA Securities, Inc., Citibank, N.A. and Bank of China, New York Branch are syndication agents under the Credit Agreement, JPMorgan Chase Bank, N.A. is administrative agent under the Credit Agreement and the lenders include JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Bank of China, New York Branch, Goldman Sachs Bank USA, HSBC Bank USA, National Association, Deutsche Bank AG, New York Branch, Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia, Westpac Banking Corporation, National Australia Bank Limited, Morgan Stanley Bank, N.A. and MUFG Bank, LTD.

In the ordinary course of their respective businesses, one or more of the lenders, or their affiliates, have or may have various relationships with the Company and the Company’s subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, advisory or other financial services, for which they received, or will receive, customary fees and expenses. In addition, the Company and the Company’s subsidiaries may have entered into or may enter into in the future certain engagements with one or more lenders or their affiliates relating to specific endeavors.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Credit Agreement, dated as of December 12, 2019, among News Corporation, as administrative borrower, the lenders named therein, the initial issuing banks named therein, JPMorgan Chase Bank, N.A. as administrative agent, BofA Securities, Inc., Citibank, N.A. and Bank of China, New York Branch as syndication agents and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A. and Bank of China, New York Branch as joint lead arrangers and joint bookrunners.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWS CORPORATION (REGISTRANT)

By:	/s/ Michael L. Bunder
Michael L. Bunder
Senior Vice President, Deputy General Counsel and Corporate Secretary

Dated: December 13, 2019